Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)
PTC Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	8,475,000 shares (2)	$26.07 (3)	$220,943,250 (3)	$92.70 per $1,000,000	$20,482
Total Offering Amounts					$220,943,250		$20,482
Total Fee Offsets							-
Net Fee Due							$20,482

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Reflects 8,475,000 additional shares issuable under the Amended and Restated 2013 Long-Term Incentive Plan, as a result of an increase approved by the stockholders of the registrant at its 2022 Annual Meeting of Stockholders on June 8, 2022.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $26.07, the average of the high and low sale price of the registrant’s Common Stock on the Nasdaq Global Select Market on June 16, 2022 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.